T. ROWE PRICE U.S. TREASURY FUNDS, INC.

ARTICLES SUPPLEMENTARY
INCREASING AND CLASSIFYING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

 T. ROWE PRICE U.S. TREASURY FUNDS, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: The Board of Directors of the Corporation has:

 (a) Duly increased the total number of shares of capital stock that the Corporation has authority to issue from 16,000,000,000 shares of Common Stock of the par value $0.01 per share to 32,000,000,000 shares of Common Stock, par value $0.01 per share.

 (b) Duly divided and classified all of the authorized 32,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and classes on the dates indicated in the parentheses following the name of the respective series and classes: T. Rowe Price U.S. Treasury Intermediate Index Fund and T. Rowe Price U.S. Treasury Long-Term Index Fund (September 15, 1989); T. Rowe Price U.S. Treasury Money Fund (January 26, 1990); T. Rowe Price U.S. Treasury Intermediate Index Fund—I Class, T. Rowe Price U.S. Treasury Long-Term Index Fund—I Class, and T. Rowe Price U.S. Treasury Money Fund—I Class (March 20, 2017); and T. Rowe Price U.S. Treasury Long-Term Index Fund—Z Class and T. Rowe Price U.S. Treasury Money Fund—Z Class (February 17, 2020). Each such series and/or class shall consist, until further changed, of the lesser of (x) 32,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding in all of such series and/or class. All shares of each series and/or class have the powers, preferences, other special rights, qualifications, restrictions and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and/or classes.

THIRD:  As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 16,000,000,000 shares of Common Stock, par value $0.01 per share, having an aggregate par value of $160,000,000.

FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 32,000,000,000 shares of Common Stock, par value of $0.01 per share, having an aggregate par value of $320,000,000.

FIFTH:  Each newly authorized share of the Common Stock, par value $0.01 per share, shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of the Common Stock, par value $0.01 per share, as set forth in the Charter, as amended and supplemented to date.

SIXTH:  The total number of shares of capital stock that the Corporation has authority to issue has been increased pursuant to authority expressly vested in the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law and in accordance with Article Fifth of the Charter of the Corporation.

SEVENTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

 IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on this 13th day of November, 2020.

WITNESS:	T. ROWE PRICE U.S. TREASURY FUNDS, INC.
/s/Shannon Hofher Rauser ________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/Fran Pollack-Matz By:_________________________________ Fran Pollack-Matz, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price U.S. Treasury Funds, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Fran Pollack-Matz

______________________________

Fran Pollack-Matz, Vice President

CAPS\Agreements\Articles Supplementary\USTArticle Supp Increasing Shares